EXHIBIT 99.1

Immediate Release
Contact Mary Brevard: (248) 754-0881
BORGWARNER POSTS THIRD QUARTER RESULTS; REVISES OUTLOOK FOR 2008
INTERNATIONAL SALES OFFSET U.S. DECLINE; FINANCIAL CONDITION REMAINS STRONG
Auburn Hills, Michigan, October 29, 2008 — BorgWarner Inc. (NYSE: BWA) today reported third quarter sales and earnings for 2008. International sales offset steep declines in U.S. revenue due to declining economic conditions in the market. The company also adjusted its outlook for the remainder of the year to reflect deteriorating global economic conditions and automotive production declines in Europe.
     Third Quarter Highlights:
•	Third quarter sales were $1,316.9 million, flat with the year-earlier period.

•	Sales outside of the U.S. were up 5.5%, excluding currency.

•	U.S. GAAP earnings were a loss of $(1.12) per diluted share. For comparison with other quarters, third quarter 2008 earnings were $0.44 per diluted share excluding one-time items. These included a charge of $(1.27) for a goodwill adjustment related to the BERU acquisition, a valuation adjustment for foreign tax credits of $(0.12), a third quarter restructuring charge of $(0.16), and a charge related to the outcome of retiree healthcare benefits litigation of $(0.03).

•	Operating income margin was 5.6% excluding the one-time items.

•	The company has refined its 2008 full-year earnings guidance to $2.25 to $2.35 per diluted share, excluding one-time items, compared with previous guidance of $2.80 to $2.95 per diluted share.
     Comment and Outlook: “While we continued to generate growth from our international operations, the crisis in the financial sector and deteriorating global economic conditions negatively impacted our performance,” said Tim Manganello, Chairman and CEO. “We expect the unprecedented current economic environment to continue to affect our near-term results and create difficult conditions through 2009. However, we are responding swiftly to these challenges, having expanded our North American restructuring program during the third quarter and initiating actions in Europe.
     “We have successfully managed through difficult market environments before. The underlying fundamentals of our business remain strong and our financial structure is sound. We expect to continue to outpace the growth of the auto industry and to strengthen our competitive position through our focus on fuel-efficient technologies, our diversified customer base, a strong geographic presence, and our robust pipeline of new business. We have already taken actions, and will take any necessary additional actions, to successfully navigate through this difficult period and meet the future needs of customers for BorgWarner powertrain technologies.”
- more -

     Commenting on the outlook, Robin Adams, Chief Financial Officer, stated: “Our adjusted guidance for 2008 reflects the rapid deterioration of the global economic environment beyond North America and the resulting near-term pressure on both sales and margins. Our current guidance reflects a 12% reduction in sales in the last six months of 2008 from our previous guidance, of which two-thirds of the sales decline is occurring in our operations outside of the U.S.
     “Looking into 2009, our preliminary view of the year would indicate flat year-over-year sales, excluding the impact of foreign currencies which will be negative. Our current production assumptions are a build rate of less than 12 million units in North America and close to 13 million units in Western Europe. Earnings could be flat year-over-year.” The company will provide formal full-year 2009 guidance in January.
     Financial Results: Sales were $1,316.9 million in third quarter 2008, flat with $1,313.6 million in third quarter 2007. The impact of foreign currencies, primarily the Euro, increased sales by $64.4 million, or 4.9%, in third quarter 2008 compared with the same period in 2007. Net income (loss) in the quarter was $(130.4) million or $(1.12) per diluted share compared with $83.2 million, or $0.70 per diluted share in third quarter 2007. Excluding one-time adjustments, third quarter 2008 net income was $51.6 million or $0.44 per diluted share. Third quarter 2007 included a net gain of $16.7 million, or $0.14 per diluted share, related to tax account adjustments, primarily due to a change in the statutory tax rate in Germany. The impact of foreign currencies, primarily the Euro, increased net income by $4.2 million, or $0.04 per diluted share, in third quarter 2008 compared with the same period in 2007.
     Sales were $4,332.4 million in the first nine months of 2008, up 9.5% from $3,955.7 million, in the first nine months of 2007. The impact of foreign currencies, primarily the Euro, increased sales by $305.1 million, or 8%, in the first nine months of 2008 compared with the same period in 2007. Net income was $45.8 million in the first nine months of 2008, or $0.39 per diluted share, compared with $217.3 million, or $1.85 per diluted share in the first nine months of 2007. Excluding one-time adjustments, nine month 2008 net income was $232.2 million or $1.97 per diluted share. The first nine months of 2007 included a net gain of $16.7 million, or $0.14 per diluted share, related to tax account adjustments, primarily due to a change in the statutory tax rate in Germany. The impact of foreign currencies, primarily the Euro, increased net income by $22.6 million, or $0.19 per diluted share, in the first nine months of 2008 compared with the prior year period.
     Excluding the one-time items, operating income was $74.1 million, or 5.6% of sales, in third quarter 2008 versus $98.3 million, or 7.5% of sales, in third quarter 2007. Research and development spending was $50.7 million in the quarter versus $49.1 million in 2007.
     Net cash provided by operating activities was $265.1 million in the first nine months of 2008 versus $366.1 million in the first nine months of 2007. Investments in capital expenditures, including tooling outlays, totaled $265.6 million for the first nine months of 2008, compared with $194.6 million for the same period in 2007. The company repurchased $48.4 million of common stock during the first nine months of 2008. Balance sheet debt increased by $78.0 million at the end of third quarter 2008 compared with the end of 2007.
- more -

     The company’s capital structure remains strong. The ratio of balance sheet debt to capital was 24% at the end of the third quarter. The company has ample liquidity with $136 million of cash on hand at the end of the quarter and no outstanding borrowings under its $600 million revolving credit facility.
     The following table reconciles the Company’s U.S. GAAP reported earnings amounts to the non-U.S. GAAP amounts referenced in the press release and is provided for comparisons with other period results:

	Third Quarter		First Nine Months
	2008	2007	2008	2007
Net earnings (loss) per diluted share
Non — U.S. GAAP	$0.44	$0.56	$1.97	$1.71

Non-recurring or non-comparable items:

Goodwill impairment charge	(1.27)		(1.24)
Restructuring expense	(0.16)		(0.16)
Tax valuation allowance	(0.12)		(0.11)
Retiree healthcare litigation	(0.03)		(0.03)
Beru purchase accounting			(0.04)
Adjustments to tax account		0.14		0.14
Rounding	0.02

U.S. GAAP	$(1.12)	$0.70	$0.39	$1.85

     Engine Group Results: Engine Group third quarter 2008 sales were up 4% versus third quarter 2007 to $974.1 million, while earnings before interest and income taxes were $94.1 million. Sales outside of the U.S. were up 5% excluding the impact of foreign currencies, as the group continued to benefit from European and Asian automaker demand for turbochargers. Sales in the U.S. were down 19% due to production volume declines in vehicles using the company’s chain products, thermal systems and turbochargers.
     Drivetrain Group Results: Drivetrain Group third quarter 2008 sales were down 10% versus third quarter 2007 to $347.2 million. Earnings before interest and income taxes were a loss of $(2.9) million. Sales outside of the U.S. were up 9%, excluding the impact of foreign currencies, driven by demand for dual clutch transmission technology. Drivetrain sales in the U.S. were down 30% primarily due to the impact of lower domestic vehicle production, especially light trucks and SUVs. Industry production of light trucks and SUVs was down 36% from the 2007 third quarter.
- more -

     Recent Highlights: Two BorgWarner technologies have been named finalists for the prestigious 2009 Automotive News PACE Awards, BorgWarner’s industry-first, patented Cam Torque Actuated (CTA™) Camshaft Phasing System from Morse TEC and award-winning, patented Pressure Sensor Glow Plug for diesel engines from BERU. Introduced on the 2009 VW Jetta powered by a 2.0-liter CR-TDI engine, the BorgWarner Pressure Sensor Glow Plug is the first technology that allows OEMs to implement closed-loop combustion control in a mass-produced vehicle at a reasonable cost.
     BorgWarner will supply Cam Torque Actuated (CTA) variable cam timing technology for the upgraded Ford Duratec 3.0-liter V-6 engine, debuting in the 2009 Ford Escape. BorgWarner’s industry-first, patented technology improves engine performance and fuel economy while reducing emissions.
     In addition, BorgWarner’s award-winning, patented DualTronic® Performance Package from Transmission Systems was one of eleven innovations to earn an Honorable Mention from PACE judges. In addition, BorgWarner received a 2008 Global Innovation Award from Nissan in recognition of this innovative dual-clutch technology, used in the all-new 2008 Nissan GT-R.
     BorgWarner will also supply its DualTronic® clutch module for the 7-speed “M double-clutch transmission (DCT) Drivelogic” in the BMW M3, recently launched in Europe, the United States and other markets worldwide. The BorgWarner DualTronic® clutch module is a critical component in the BMW M DCT Drivelogic developed and manufactured by Getrag. The transmission is the world’s first dual clutch transmission designed for conventional rear-wheel drive inline vehicle configurations and was developed to match BMW’s highest performance vehicles. The same transmission will later be used in other BMW 3-series vehicles.
     At 9:00 a.m. ET today, a brief conference call concerning third quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
Additional Important Information
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company’s products, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K. The Company does not undertake any obligation to update any forward-looking statement.
Financial Tables Follow
# # #

BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$1,316.9	$1,313.6	$4,332.4	$3,955.7
Cost of sales	1,114.6	1,084.9	3,567.8	3,263.5

Gross profit	202.3	228.7	764.6	692.2

Selling, general and administrative expenses	134.8	134.1	450.4	396.0
Restructuring expense	25.0	—	25.0	—
Goodwill impairment charge	146.8	—	146.8	—
Other income	(2.6)	(3.7)	(3.6)	(5.6)

Operating income (loss)	(101.7)	98.3	146.0	301.8

Equity in affiliates’ earnings, net of tax	(9.2)	(9.9)	(30.2)	(27.9)
Interest expense and finance charges	11.2	8.4	28.5	26.6

Earnings (loss) before income taxes and minority interest	(103.7)	99.8	147.7	303.1

Provision for income taxes	24.3	10.9	87.7	65.8
Minority interest, net of tax	2.4	5.7	14.2	20.0

Net earnings (loss)	$(130.4)	$83.2	$45.8	$217.3

Earnings (loss) per share — diluted	$(1.12)	$0.70	$0.39	$1.85
Weighted average shares outstanding (millions) — Diluted	116.0	118.1	118.0	117.7
Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Capital expenditures, including tooling outlays	$103.4	$72.1	$265.6	$194.6

Depreciation and amortization:
Fixed assets and tooling	$66.8	$59.5	$202.3	$177.3
Other	6.7	4.3	21.1	12.6

	$73.5	$63.8	$223.4	$189.9

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Engine	$974.1	$933.9	$3,181.2	$2,783.4
Drivetrain	347.2	387.2	1,171.4	1,196.9
Inter-segment eliminations	(4.4)	(7.5)	(20.2)	(24.6)

Net Sales	$1,316.9	$1,313.6	$4,332.4	$3,955.7

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Engine	$94.1	$100.9	$358.4	$294.5
Drivetrain	(2.9)	26.8	37.2	87.8

Segment earnings before interest and income taxes (“Segment EBIT”)	91.2	127.7	395.6	382.3
Corporate expenses, including equity in affiliates’ earnings	11.9	19.5	47.6	52.6

Consolidated earnings before interest and taxes (“EBIT”)	79.3	108.2	348.0	329.7
Restructuring expense	25.0	—	25.0	—
Goodwill impairment charge	146.8	—	146.8	—
Interest expense and finance charges	11.2	8.4	28.5	26.6

Earnings (loss) before income taxes and minority interest	(103.7)	99.8	147.7	303.1
Provision for income taxes	24.3	10.9	87.7	65.8
Minority interest, net of tax	2.4	5.7	14.2	20.0

Net earnings (loss)	$(130.4)	$83.2	$45.8	$217.3

BorgWarner Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(millions of dollars)

	September 30,	December 31,
	2008	2007
Assets

Cash	$135.8	$188.5
Marketable securities	—	14.6
Receivables, net	849.1	802.4
Inventories, net	499.7	447.6
Other current assets	140.4	127.2

Total current assets	1,625.0	1,580.3

Property, plant and equipment, net	1,611.4	1,609.1
Other non-current assets	1,649.6	1,769.1

Total assets	$4,886.0	$4,958.5

Liabilities and Stockholders’ Equity

Notes payable	$145.6	$63.7
Current portion of long-term debt	137.4	—
Current portion of Domination and Profit Transfer Agreement obligation	76.7	—
Accounts payable and accrued expenses	980.4	993.0
Income taxes payable	27.5	27.2

Total current liabilities	1,367.6	1,083.9

Long-term debt	431.3	572.6
Long-term portion of Domination and Profit Transfer Agreement obligation	47.9	—
Other non-current liabilities	781.7	863.0

Minority interest in consolidated subsidiaries	30.5	117.9

Stockholders’ equity	2,227.0	2,321.1

Total liabilities and stockholders’ equity	$4,886.0	$4,958.5

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 30,
	2008	2007
Operating
Net earnings	$45.8	$217.3
Non-cash charges (credits) to operations:
Depreciation and amortization	223.4	189.9
Restructuring expense, net of cash paid	17.8	—
Goodwill impairment charge	146.8	—
Deferred income tax benefit	(25.2)	(27.0)
Other non-cash items	29.5	20.8

Net earnings adjusted for non-cash charges to operations	438.1	401.0
Changes in assets and liabilities	(173.0)	(34.9)

Net cash provided by operating activities	265.1	366.1

Investing
Capital expenditures, including tooling outlays	(265.6)	(194.6)
Payments for businesses acquired	(58.8)	—
Net proceeds from asset disposals	4.2	7.2
Net proceeds from sale of business	5.5	—
Purchases of marketable securities	—	(12.8)
Proceeds from sales of marketable securities	14.6	36.3

Net cash used in investing activities	(300.1)	(163.9)

Financing
Net increase/(decrease) in notes payable	80.7	(117.0)
Net change in long-term debt	(7.3)	(3.8)
Payment for purchase of treasury stock	(48.4)	(37.8)
Proceeds from stock options exercised, net of tax benefit	16.2	34.5
Dividends paid to BorgWarner stockholders	(38.3)	(29.6)
Dividends paid to minority shareholders	(12.9)	(16.0)

Net cash used in financing activities	(10.0)	(169.7)

Effect of exchange rate changes on cash	(7.7)	(18.4)

Net increase (decrease) in cash	(52.7)	14.1

Cash at beginning of year	188.5	123.3

Cash at end of period	$135.8	$137.4

Non-cash investing transactions:
Domination and Profit Transfer Agreement obligation	$124.6	—